                                                                     EXHIBIT 11B

                       GATX CORPORATION AND SUBSIDIARIES

                               ------------------

          COMPUTATION OF DILUTED NET INCOME PER SHARE OF COMMON STOCK

                     IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                                                              THREE MONTHS       SIX MONTHS
                                                              ENDED JUNE 30     ENDED JUNE 30
                                                             ---------------   ---------------
                                                              1998     1997     1998      1997
                                                             ------   ------   ------    -----
Average number of shares used to
    compute basic earnings per share ....................     49.2     42.8     49.1      41.9

Shares issuable upon assumed exercise of stock options,
    reduced by the number of shares which could
    have been purchased with the proceeds from
    exercise of such options ............................      1.3       .8      1.2        .7

Common stock issuable upon assumed
    conversion of preferred stock .......................       .1      6.0       .1       6.8
                                                             -----    -----    -----     -----

Total shares ............................................     50.6     49.6     50.4      49.4
                                                             =====    =====    =====     =====

Net income, as adjusted per basic computation ...........    $30.8    $26.9    $68.2     $54.8

Add - Dividends paid and accrued on preferred stock......        -      3.3        -       6.6
                                                             -----    -----    -----     -----

Net income, as adjusted .................................    $30.8    $30.2    $68.2     $61.4
                                                             =====    =====    =====     =====

Diluted net income per share ............................    $ .61    $ .61    $1.35     $1.24
                                                             =====    =====    =====     =====





Note: See discussion of FAS 128 on Exhibit 11A.